Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Registration Statement Nos. 333-201327 and 333-198768 on Form S-8 of our reports dated October 28, 2015 relating to the consolidated financial statements of Walgreens Boots Alliance, Inc. (successor to Walgreen Co.) and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended August 31, 2015 (which (1) expresses an unqualified opinion on the consolidated financial statements of the Company for the fiscal year ended August 31, 2015 and includes an explanatory paragraph on a change in accounting method for equity investment and equity earnings in Alliance Boots GmbH to eliminate the three month reporting lag used prior to December 31, 2014, and (2) expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting).

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
October 28, 2015